EXHIBIT 99.1

Matritech Reports Third Quarter 2007 Financial Results

NMP22® BladderChek® Test Sales Increased 26% Compared to Third Quarter 2006

NEWTON, Mass. —October 30, 2007— Matritech (Amex: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the third quarter ended September 30, 2007.

Revenues for the third quarter of 2007 were $3,984,000 compared with $2,830,000 for the third quarter of 2006, an increase of 41%.  These results include the recognition of $609,000 of previously deferred revenue resulting from termination of the exclusive license and exclusive supply agreement between Matritech and Sysmex Corporation.  Revenue recognized from sales of the NMP22 BladderChek Test increased 26% during the quarter to $2,935,000 compared to $2,327,000 in the third quarter of 2006.  Overall product sales for the third quarter of 2007 were $3,363,000 compared with $2,805,000 for the third quarter of 2006.  NMP22 BladderChek Test sales accounted for approximately 94% of sales in the NMP22 product line.

The Company reported a loss from operations of $1,999,000 for the quarter ended September 30, 2007 compared with a loss from operations of $2,140,000 for the same period in 2006.  The Company reported a net loss of $4,829,000 or $0.08 per share for the quarter ended September 30, 2007, compared with a loss of $2,939,000 or $0.05 per share for the same period in 2006.

David L. Corbet, Matritech’s President and COO remarked, “During the quarter we reached a sales milestone of more than 2 million NMP22 BladderChek Tests sold. This milestone reflects the increasing adoption of the NMP22 BladderChek Test by urologists worldwide as well as an increase in the number of individuals being tested for bladder cancer with the test, moving it closer to becoming standard of care for diagnosing and monitoring patients with bladder cancer.”

Revenues for the nine months ended September 30, 2007 were $10,698,000, including the recognition of previously deferred revenue resulting from termination of the contract with Sysmex, compared with $8,562,000 for the nine months ended September 30, 2006, an increase of 25%.  Revenue recognized from the sales of the NMP22 BladderChek Test increased 21% during the first nine months of 2007 to $8,409,000 as compared with $6,944,000 in the first nine months of 2006.  Overall product sales for the first nine months of 2007 were $10,011,000 compared to $8,484,000 for the first nine months of 2006.

The Company reported a loss from operations of $6,255,000 for the nine months ended September 30, 2007 compared with a loss from operations of $6,643,000 for the same period in 2006.  The Company reported a net loss attributable to common shareholders of $13,553,000 or $0.22 per share for the nine months ended September 30, 2007 compared with a net loss of $9,599,000 or $0.18 per share for the same period in 2006.

Stephen D. Chubb, Matritech’s Chairman and CEO noted, “In our last quarter’s earnings announcement, we commented that we must secure further financing in order to meet our ongoing obligations, including possible cash payments on our outstanding debt. The sale of $3,500,000 of secured promissory notes in August 2007, as well as the agreement by the holders of more than 90% of our outstanding secured convertible promissory notes issued in January 2006 and January 2007 to defer payments on those notes, has enabled us to meet our current obligations.  However, all of our promissory notes, which had an aggregate outstanding principal balance at September 30, 2007 of approximately $12.3 million, have a maturity date of December 13, 2007.”

Mr. Chubb continued, “On August 28, 2007, we announced that we had entered into an agreement to sell substantially all our assets to a subsidiary of Inverness Medical Innovations, Inc.  If that asset sale is not closed by December 13, 2007, we will need to seek agreement from the holders of all of our outstanding promissory notes to extend the maturity dates of those notes.  Depending on the timing of the asset sale, we may also need to obtain additional capital in order to continue operations until the closing.  If we are unable to obtain any needed additional capital or if our stockholders do not approve the asset sale, it is likely that we will file for or be forced to resort to bankruptcy protection and it is unlikely that there would be sufficient assets available for any distribution to our stockholders.”

Mr. Chubb further noted, “In order to preserve Matritech’s cash resources and to seek to avoid, or reduce, the need for any further borrowing so that we can maximize proceeds that may be available for distribution to our common stockholders, we have selectively curtailed expenditures and decreased staff in regulatory affairs, marketing and administration.  We have also terminated most of our research and development staff and are no longer pursuing further development or submission on any of our research and development programs.”

Business Highlights
On August 27, 2007, Matritech, Inverness Medical Innovations, Inc. (“Inverness”) and Milano Acquisition Corp., a wholly owned subsidiary of Inverness (“Milano”), entered into an Asset Purchase Agreement pursuant to which Milano has agreed to acquire substantially all of Matritech’s assets for aggregate consideration of $36 million, payable in Inverness common stock.  In addition, Milano would pay Matritech up to $2 million of incremental consideration, payable in cash and/or Inverness common stock, conditioned on the achievement of certain revenue targets for the twelve-month period following the closing of the asset sale.  If Matritech’s stockholders approve the transaction and the other conditions are satisfied, Matritech expects the asset sale to close in the fourth quarter of 2007.  Following the closing of the asset sale and subject to the approval of Matritech’s stockholders, Matritech intends to change its corporate name and dissolve in compliance with the applicable provisions of the Delaware General Corporation Law.  As part of the dissolution process, Matritech expects to make an initial distribution to its common stockholders, if any, not earlier than the third quarter of 2008 and a final distribution not earlier than 2011.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information About the Proposed Transaction and Where to Find It:
Inverness has filed with the Securities and Exchange Commission an initial Registration Statement on Form S-4 in connection with the proposed transaction that includes Matritech’s proxy statement and Inverness’ prospectus for the proposed transaction.  THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT INVERNESS, MATRITECH, THE TRANSACTION AND RELATED MATTERS.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE.  Free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by Inverness and Matritech can be obtained through the web site maintained by the SEC at www.sec.gov.  In addition, free copies of the registration statement and the proxy statement/prospectus will be available from Inverness by contacting Shareholder Relations at (781) 647-3900 or jon.russell@invmed.com or from Matritech by contacting Richard A. Sandberg at (617) 658-5224 or dsandberg@matritech.com.

Inverness, Matritech and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Matritech in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the definitive proxy statement/prospectus described above. Additional information regarding Inverness' directors and executive officers is also included in Inverness' proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 9, 2007. Additional information regarding Matritech's directors and executive officers is also included in Matritech's proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on or about April 26, 2007. These proxy statements are available free of charge at the SEC's web site at www.sec.gov and from Inverness and Matritech by contacting them as described above.

On September 28, 2007 Matritech announced that Sysmex Corporation and Matritech mutually agreed to terminate their 2002 agreement under which Sysmex was granted an exclusive worldwide license for the use of Matritech’s NMP179® cervical cancer technology for automated, non-slide-based laboratory instruments.  In conjunction with the termination, development of an automated process of screening cervical cell specimens by combining Matritech’s NMP179 technology with flow cytometry has been discontinued. All rights licensed in the agreement reverted to Matritech.

About Matritech
Matritech has been using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22 Test Kit and NMP22  BladderChek Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer.  Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to 14 other U.S. patents.  In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer.  More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the anticipated timing of, and other results or effects of, the proposed asset sale and dissolution, the possibility of the Company needing to file for bankruptcy protection, market opportunities following the proposed transaction, the dissolution process, estimated net proceeds to common stockholders, the Company’s ability to secure extensions of the maturity dates on its outstanding convertible promissory notes, market acceptance of the Company’s products, future sales of the Company’s products, business prospects and future financings.  Any forward-looking statements in this press release, including those related to the Company’s expectations regarding future sales of the Company’s products, sales in specific target markets, screening studies, business prospects, financings, extension of maturity dates of the Company’s outstanding promissory notes, the proposed asset sale and dissolution, the possibility of the Company needing to file for bankruptcy protection and the Company’s estimates of proceeds available for its common stockholders in the dissolution are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These statements reflect the Company’s current expectations with respect to future events and are based on its management’s current assumptions and information currently available.  Actual results may differ materially due to numerous factors including, without limitation, risks associated with securing necessary stockholder and lender approvals to the asset sale and extensions to the maturity dates on its outstanding promissory notes, other closing conditions and regulatory review, changes or events affecting the business, financial condition or results of operations of either Inverness or Matritech prior to closing the asset sale, the potential inability to secure further financing and adverse consequences that may arise from additional cost-reduction measures.  There can be no assurance that the Company’s expectations will be achieved.  Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, as well as in the initial Registration Statement on Form S-4 filed by Inverness on October 23, 2007. These forward-looking statements are neither promises nor guarantees. Completion of the asset sale and dissolution of Matritech are each subject to conditions to closing, and there can be no assurance those conditions will be satisfied or that the asset sale or dissolution will be completed on the terms described herein or at all. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

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-- Financial Results Follow --

Contact for Matritech:
Kathleen O'Donnell
617-928-0820 X270

Matritech, Inc.
Financial Highlights

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$3,984,428	$2,829,945	$10,697,798	$8,561,668

Cost of sales	829,353	741,172	2,374,066	2,280,204
Research, development and clinical expense	506,867	699,536	1,740,169	2,256,884

Selling, general and administrative expense	4,647,277	3,529,489	12,838,080	10,667,968

Loss from operations	(1,999,069)	(2,140,252)	(6,254,517)	(6,643,388)

Interest income	9,079	27,928	48,893	119,614
Interest expense	2,838,693	816,451	7,347,538	3,026,817
Other expense	—	10,682	—	48,589

Net loss	$(4,828,683)	$(2,939,457)	$(13,553,162)	$(9,599,180)

Basic/diluted
net loss per share	$(0.08)	$(0.05)	$(0.22)	$(0.18)

Basic/diluted
weighted average
number of common
shares outstanding	61,782,909	56,142,146	60,333,461	54,044,348

	September 30,	December 31,
	2007	2006

Cash & cash equivalents	$2,795,969	$1,460,403
Working capital	(10,790,984)	(3,606,729)
Total assets	6,714,770	5,505,875
Long-term debt (a)	11,506	95,227
Series A convertible preferred stock	104,312	104,312
Stockholders' deficit	(9,907,112)	(2,900,452)

(a)	At September 30, 2007 and December 31, 2006 the face value of our current and long-term debt was $12,350,194 and $6,162,584 and the carrying value was $11,737,905 and $3,412,087, respectively.